Exhibit 99.1
For Further Information Contact:
Douglas W. Dougherty
Chief Financial Officer
(317) 594-2627
For Immediate Release:
June 16, 2006
MARSH SUPERMARKETS REPORTS FILING LAWSUIT
TO RESOLVE COMPETING VIEWS
Indianapolis, IN, June 16, 2006 — Marsh Supermarkets, Inc. (Nasdaq: MARSA and MARSB) (“Marsh” or the “Company”), today announced that it filed a complaint in the Hamilton Superior Court, Hamilton County, Indiana, naming MSH Supermarkets Holding Corp. (“MSH Supermarkets”), MS Operations, Inc., a subsidiary of MSH Supermarkets, Cardinal Paragon, Inc. (“Cardinal”) and Drawbridge Special Opportunities Advisors LLC (“Drawbridge”) as defendants. The complaint asks for a declaratory judgment clarifying the Company’s rights and responsibilities under the merger agreement with MSH Supermarkets entered into on May 2, 2006. Specifically, Marsh has asked for a determination of whether the provisions of the merger agreement requiring Marsh not to waive or fail to enforce the standstill provisions in the confidentiality agreement, executed by Cardinal prevent Marsh from negotiating with Cardinal and Drawbridge or whether the merger agreement permits Marsh to consider the unsolicited communication from Cardinal and Drawbridge regarding a competing transaction if the Marsh board of directors determines that it is reasonably likely to be a “Superior Proposal.”
     The Company also requested an injunction that, depending upon how the Court resolves the declaratory issue, either (a) compels Cardinal and Drawbridge to withdraw their indications of interest and prohibits them from violating the terms of the confidentiality agreement entered into by Cardinal, or (b) prohibits MSH Supermarkets from terminating the merger agreement based on Marsh’s taking any actions the Court declares Marsh may take. Finally, the Company requested that, regardless of what other relief the Court may order, the Court (a) declare that Marsh’s filing of the lawsuit and requesting a judicial resolution of the controversy is not a breach of the merger agreement, and (b) an injunction prohibiting MSH Supermarkets from taking any action to terminate the merger agreement on that basis.
     The Company also announced today it had filed preliminary proxy materials with respect to the MSH Supermarkets merger. The Board of Directors has not taken any action at this time to change its recommendation of the merger with MSH Supermarkets.
About Marsh Supermarkets, Inc.
     The Company is a leading regional chain, operating 69 Marsh® supermarkets, 38 LoBill® Foods stores, eight O’Malia® Food Markets, 154 Village Pantry® convenience stores, and two Arthur’s Fresh Market® stores in Indiana, Illinois and western Ohio. The Company also operates Crystal Food Services(sm), which provides upscale catering, cafeterias management, office coffee, coffee roasting, vending and concessions, and restaurant management and Primo Banquet Catering and Conference Centers, Floral Fashions®, McNamara Florist® and Enflora® — Flowers for Business.
Where to Find Additional Information
     The Company has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and will file with the SEC and mail to its shareholders a definitive proxy statement in connection with the proposed merger with MSH Supermarkets. Investors are urged to carefully read the preliminary proxy statement, the definitive proxy statement, and any other relevant documents filed with the SEC when they become available, because they will contain important information about the Company and the proposed merger. The definitive proxy statement will be mailed to the shareholders of the Company prior to the shareholder meeting. In addition, investors and security holders may obtain free copies of the preliminary proxy statement, and will be able to obtain free copies of the definitive proxy statement, when it becomes available, and other documents filed by the Company with the SEC, at the Web site maintained by the SEC at www.sec.gov. These documents may also be accessed and downloaded for free from the Company’s Web site at www.marsh.net, or copies may be obtained, without charge, by directing a request to Chief Financial Officer, Marsh Supermarkets, Inc., 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256, (317) 594-2628.
Participants in the Solicitation
     The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed merger with MSH Supermarkets. Information regarding the Company’s directors and executive officers is contained in the Company’s proxy statement relating to its 2005 annual meeting of shareholders, which was filed with the SEC on June 23, 2005. Additional information regarding the interests of participants in the solicitation is contained in the preliminary proxy statement on file with the SEC and will be set forth in the definitive proxy statement to be filed with the SEC in connection with the proposed transaction.
Cautionary Note Regarding Forward-Looking Statements
     This press release includes certain forward-looking statements (statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are beyond the

Company’s control. The forward-looking statements and the Company’s future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to, the following: uncertainty regarding the outcome of the litigation concerning the Company’s obligations under the MSH Supermarkets merger agreement; uncertainty regarding closing of the proposed transaction with MSH Supermarkets and the effect of the unsolicited communications from Drawbridge/Cardinal on the vote of the Company’s shareholders on the MSH Supermarkets merger agreement; the entry of new or remodeled competitive stores into the Company’s market areas; the level of discounting and promotional spending by competitors; the Company’s ability to improve comparable store sales; the level of margins achievable in the Company’s operating divisions; the stability and timing of distribution incentives from suppliers; changes in the terms on which suppliers require the Company to pay for store merchandise; softness in the local economy; the Company’s ability to control expenses including employee medical costs, labor, credit card fees, and workers compensation and general liability expense; uncertainties regarding gasoline prices and margins; the success of the Company’s new and remodeled stores; uncertainties regarding future real estate gains due to limited real estate holdings available for sale; potential interest rate increases on variable rate debt, as well as terms, costs and the availability of capital; the Company’s ability to collect outstanding notes and accounts receivable; uncertainties related to state and federal taxation and tobacco and environmental legislation; uncertainties associated with pension and other retirement obligations; uncertainties related to the outcome of pending litigation; the timely and on budget completion of store construction, conversion and remodeling; and other known and unknown risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.